Exhibit 99.1

McDermott Reports Second Quarter 2012 Financial Results

Earnings per share of 22 cents; Sizable $5.7 Billion Backlog and Solid Balance Sheet

HOUSTON--(BUSINESS WIRE)--August 6, 2012--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $52.7 million, or $0.22 per diluted share, for the 2012 second quarter. The results of the 2012 second quarter compare to income from continuing operations of $63.7 million, or $0.27 per diluted share, in the corresponding period of 2011. Classified as discontinued operations, the results of McDermott’s former charter fleet business, which was sold in March 2012, are excluded from the periods presented. Weighted average common shares outstanding on a fully diluted basis were approximately 237.5 million in the quarters ended June 30, 2012 and June 30, 2011.

McDermott’s revenues were $889.2 million for the 2012 second quarter compared to $849.8 million in the corresponding period of 2011. The year-over-year increase was attributable to the Middle East and Atlantic segments, primarily due to increased fabrication and marine activity. The increase from these segments was partially offset by lower revenues in the Asia Pacific segment due to lower marine activity.

The Company’s operating income in the 2012 second quarter was $79.4 million compared to $83.8 million in the 2011 second quarter. Increased operating income in the Middle East segment and improved results in the Atlantic segment were more than offset by the decline in the Asia Pacific segment, attributable to lower marine activity.

“We are pleased with the results of our 2012 second quarter which keeps us on pace for the year,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “Both the Middle East and Asia Pacific segments reported solid operating results in the 2012 second quarter, with each providing over $46 million in operating income. As anticipated, the Atlantic segment reported an operating loss; however, its 2012 second quarter level was an improvement as compared to the 2011 second quarter. McDermott is in a solid financial position, with a strong balance sheet and a solid backlog of work, and we believe our growth strategy is well designed for the markets we serve.”

The Company’s other income for the second quarter of 2012 was $2.9 million, which represents an improvement of $1.6 million as compared to other income of $1.3 million in the second quarter of 2011 primarily attributable to increased interest income.

At June 30, 2012, the Company’s backlog was approximately $5.7 billion, compared to $5.8 billion and $4.7 billion at March 31, 2012 and June 30, 2011, respectively.

Balance Sheet Summary

As of June 30, 2012, McDermott reported total assets of approximately $3.2 billion. Included in this amount was $748.7 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $611.5 million. Additionally, total equity was over $1.8 billion, or approximately 57% of total assets, with total debt of $109.8 million.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 13,500 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, and our belief that McDermott’s growth strategy is well designed for the markets we serve. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)

Revenues	$889,248	$849,801	$1,616,926	$1,749,041
Costs and Expenses:
Cost of operations	759,704	703,805	1,357,138	1,451,030
Selling, general and administrative expenses	47,482	60,412	94,093	115,781
(Gain) loss on asset disposals	29	(71)	(197)	(296)
Total costs and expenses	807,215	764,146	1,451,034	1,566,515

Equity in Income (Loss) of Unconsolidated Affiliates	(2,651)	(1,876)	(6,334)	1,551

Operating Income	79,382	83,779	159,558	184,077

Other Income (Expense):
Interest income	1,585	292	3,219	741
Interest expense	-	(263)	-	(263)
Gain (loss) on foreign currency--net	1,256	1,372	10,697	(2,860)
Other income (expense)--net	51	(117)	(530)	(1,288)
Total other income (expense)	2,892	1,284	13,386	(3,670)

Income from continuing operations before provision for income taxes and noncontrolling interests	82,274	85,063	172,944	180,407
Provision for Income Taxes	28,345	17,237	57,088	39,816
Income from continuing operations before noncontrolling interests	53,929	67,826	115,856	140,591
Total income from discontinued operations, net of tax	-	3,610	3,497	5,272
Net Income	53,929	71,436	119,353	145,863
Less: Net Income Attributable to Noncontrolling Interests	1,190	4,108	3,856	8,115
Net Income Attributable to McDermott International, Inc.	$52,739	$67,328	$115,497	$137,748

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interests	$52,739	$63,718	$112,000	$132,476
Income from discontinued operations, net of tax	-	3,610	3,497	5,272
Net income attributable to McDermott International, Inc.	$52,739	$67,328	$115,497	$137,748

Weighted average common shares (basic)	235,681,213	234,573,031	235,444,733	234,207,053
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	1,779,552	2,971,643	1,951,964	2,938,073
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	237,460,765	237,544,674	237,396,697	237,145,126

Basic earnings per share:
Income from continuing operations less noncontrolling interests	0.22	0.27	0.48	0.57
Income from discontinued operations, net of tax	-	0.02	0.01	0.02
Net income attributable to McDermott International, Inc.	0.22	0.29	0.49	0.59

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.22	0.27	0.47	0.56
Income from discontinued operations, net of tax	-	0.02	0.01	0.02
Net income attributable to McDermott International, Inc.	0.22	0.28	0.49	0.58

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Pension expense	$189	$5,435	$768	$11,588
Depreciation & amortization expense	$22,598	$19,574	$45,874	$40,099
Capital expenditures	$86,910	$77,696	$131,661	$141,682
Backlog	$5,746,701	$4,715,590	$5,746,701	$4,715,590

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$644,060	$570,854
Restricted cash and cash equivalents	24,024	21,962
Investments	48,970	109,522
Accounts receivable--trade, net	402,503	445,808
Accounts receivable--other	62,478	53,386
Contracts in progress	471,010	287,390
Deferred income taxes	12,316	11,931
Assets held for sale	-	3,197
Other current assets	38,349	33,135
Total Current Assets	1,703,710	1,537,185
Property, Plant and Equipment	2,087,422	1,958,877
Less accumulated depreciation	(898,635)	(857,012)
Net Property, Plant and Equipment	1,188,787	1,101,865
Assets Held for Sale	-	55,571
Investments	31,661	29,484
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	37,873	42,659
Other Assets	187,809	184,848
Total Assets	$3,191,042	$2,992,814

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$14,573	$8,941
Accounts payable	318,743	315,514
Accrued liabilities	337,076	309,515
Advance billings on contracts	353,457	320,438
Deferred income taxes	13,195	13,187
Income taxes payable	55,197	54,181
Total Current Liabilities	1,092,241	1,021,776
Long-Term Debt	95,207	84,794
Self-Insurance	26,214	23,585
Pension Liability	19,652	21,295
Other Liabilities	123,168	107,652
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 243,379,604 and 242,416,424 shares at June 30, 2012 and December 31, 2011, respectively	243,380	242,416
Capital in excess of par value	1,383,538	1,375,976
Retained earnings	354,600	239,103
Treasury stock, at cost, 7,874,779 and 7,359,983 shares at June 30, 2012 and December 31, 2011, respectively	(98,723)	(95,827)
Accumulated other comprehensive loss	(110,540)	(102,030)
Stockholders’ Equity--McDermott International, Inc.	1,772,255	1,659,638
Noncontrolling Interests	62,305	74,074
Total Equity	1,834,560	1,733,712
Total Liabilities and Equity	$3,191,042	$2,992,814

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Cash Flows From Operating Activities:
Net income	$119,353	$ 145,863
Less: Income from discontinued operations, net of tax	3,497	5,272
Income from continuing operations	$115,856	$ 140,591
Non-cash items included in net income:
Depreciation and amortization	45,874	40,099
Equity in (income) loss of unconsolidated affiliates	6,334	(1,551)
Gain on asset disposals and impairments--net	(197)	(296)
Provision (benefit) from deferred taxes	1,194	(11,648)
Pension costs	768	11,588
Other non-cash items	10,090	10,369
Changes in assets and liabilities, net of effects from dispositions:
Accounts receivable	36,237	(54,481)
Net contracts in progress and advance billings on contracts	(150,712)	(257,381)
Accounts payable	4,074	27,589
Accrued and other current liabilities	10,145	40,505
Pension liability and accrued postretirement and employee benefits	15,426	(42,067)
Other assets and liabilities	(3,902)	24,907
Net Cash Provided By (Used In) Operating Activities--Continuing Operations	91,187	(71,776)
Net Cash Provided By Operating Activities--Discontinued Operations	-	62
Total Cash Provided By (Used In) Operating Activities	91,187	(71,714)

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(131,661)	(141,682)
(Increase) decrease in restricted cash and cash equivalents	(2,062)	39,950
Purchases of available-for-sale securities	(66,266)	(377,018)
Sales and maturities of available-for-sale securities	125,895	424,452
Other investing activities, net	(2,071)	303
Net Cash Used In Investing Activities--Continuing Operations	(76,165)	(53,995)
Net Cash Provided By Investing Activities--Discontinued Operations	60,671	-
Total Cash Used In Investing Activities	(15,494)	(53,995)

Cash Flows From Financing Activities:
Increase in debt	19,033	30,745
Payment of debt	(2,988)	(4,288)
Distributions to noncontrolling interests	(15,726)	-
Other financing activities, net	(2,638)	(2,361)
Net Cash Provided By (Used In) Financing Activities--Continuing Operations	(2,319)	24,096
Effects of exchange rate changes on cash and cash equivalents	(168)	45
Net increase (decrease) in cash and cash equivalents	73,206	(101,568)
Cash and cash equivalents at beginning of period	570,854	403,463
Cash and cash equivalents at end of period--Continuing Operations	$644,060	$ 301,895

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Trade and General Media:
Louise Denly, 281-870-5025
Director, Corporate Communications
ldenly@mcdermott.com